Exhibit 10.8

The table below summarizes the annualized salaries of Horace Mann Educators Corporation’s (the Company) Chief Executive Officer, the Chief Financial Officer and the other three highest compensated Executive Officers, as defined in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders (collectively the Named Executive Officers). These salaries may be changed at any time at the discretion of the Compensation Committee and/or Board of Directors of the Company. These are base salaries and do not include short-term and long-term incentive compensation amounts, the Company’s contributions to defined contribution plans and the Company’s contribution to other employee benefit programs on behalf of these individuals.

Named Executive Officer	Annualized Salary
Marita Zuraitis President and Chief Executive Officer	$1,100,000
Ryan E. Greenier Executive Vice President and Chief Financial Officer	$500,000
Bret A. Conklin Executive Vice President, Finance Transformation(1)	$545,000
Donald M. Carley Executive Vice President, General Counsel and Chief Administrative Officer	$500,000
Mark R. Desrochers Senior Vice President, Chief Actuarial and Strategy Officer	$435,000
Stephen J. McAnena Executive Vice President and Chief Operating Officer(2)	$575,000
(1) Mr. Conklin, Executive Vice President, Finance Transformation, retired from the Company effective January 2, 2026.
(2) As disclosed in the Report on Form 8-K filed on August, 10, 2025, Mr. McAnena stepped down from his officer position with Horace Mann and left the Company effective March 1, 2026.

Last revision date: April 6, 2026